Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-290416) of GrabAGun Digital Holdings Inc. of our report dated March 12, 2026, relating to the consolidated financial statements of GrabAGun Digital Holdings Inc. which appear in this Form 10-K.

/s/ WEAVER AND TIDWELL, L.L.P.

Little Falls, New Jersey

March 12, 2026